Exhibit 3.2

Originally Adopted November 1, 1961	Amended November 7, 2013
Restated November 17, 1995	Amended November 5, 2015
Amended November 15, 1996	Amended November 10, 2016
Amended November 7, 1997	Amended November 8, 2017
Amended March 8, 1998	Amended November 7, 2018
Amended November 10, 2000	Amended November 6, 2019
Amended June 28, 2001	Amended November 4, 2020
Amended November 6, 2003	Amended November 8, 2022
Amended November 3, 2005	Amended August 16, 2023
Amended November 8, 2007	Amended August 14, 2024
Amended August 13, 2009	Amended August 13, 2025
Amended November 10, 2011	Amended August 12, 2026
AMENDED AND RESTATED BYLAWS
OF
BASIN ELECTRIC POWER COOPERATIVE
The following Bylaws restate and supersede the Bylaws of Basin Electric Power Cooperative adopted November 1, 1961, and all amendments thereto.
ARTICLE I
Members
Section 1, General. The limitations, conditions, restrictions and rights pertaining to membership and the privileges, duties and obligations of Members are set forth in these Bylaws.
Section 2, Classes of Membership. The Cooperative shall have no stock, but membership in the Cooperative shall be evidenced by a membership certificate. Membership in the Cooperative shall be of four classes as follows:
a.Class "A" Membership. Any incorporated cooperative association organized under the laws of North Dakota, or under a cooperative law in any other state, or any association of municipalities organized under the laws of North Dakota or under the laws of any other state (which association serves municipalities: located outside of a District or portion of a District that the Cooperative serves on an all requirements or all supplemental requirements basis and which are not served by another Member of the Cooperative), for the purposes, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and transmitting and selling electric energy may become a Class "A" Member, upon compliance with Article I, Section 4, and executing a contract to purchase electric service from the Cooperative's generating units as soon as electric service is needed to meet such Member's electric requirements in excess of such Member's existing generation capacities or contracts for the purchase of electric service, or the obligations to purchase power from others pursuant to Federal or state statute. Class "A" Members may also purchase any other class of electric service, if available.
Each Class "A" Member shall pay for such power and/or energy monthly at rates or on a basis to be determined from time to time in accordance with the Bylaws and contracts entered into between the Cooperative and the Member. Each Class "A" Member shall pay to the Cooperative all other amounts per month, regardless of the amount of electric energy consumed, as shall be fixed by the Board of Directors from time to time. Each Class "A" Member shall also pay all amounts owed to the Cooperative as and when the same shall become due and payable.
b.Class "B" Membership. Any municipality or association of municipalities organized under the laws of the State of North Dakota or any other state for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines; transmitting, distributing and selling electric energy and doing business within the geographic area served by a Class “A” Member, which is a member of the cooperative association holding a Class “A” Membership, which contracts for its electric power and/or energy from said Class “A” member and which is not eligible for Class “C” Membership may become a Class “B” Member.
After November 17, 1995, any entity holding a Class “B” Membership which Member does not meet the requirements of this revised Class “B” membership description shall be deemed to be disqualified from membership. The Membership fee of such member shall be returned and the membership certificate shall be deemed to be void. Any accumulated capital credits of such Class “B” Member shall remain the obligation of Basin Electric until retired in the normal course of business.
c.Class "C" Membership. Any incorporated cooperative association organized under the laws of North Dakota, or under a cooperative law in any other state or any Public Power and Irrigation District organized under Chapter 70, Article 6 of the Nebraska Revised Statutes, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems transmitting, distributing, and selling electric energy and which is a Member of the cooperative association holding a Class "A" Membership in Basin Electric Power Cooperative and contracts for a portion of its electric power and/or energy from said Class "A" Member may become a Class "C" Member.
d.Class “D” Membership. Any incorporated cooperative association, or a municipality or association of municipalities organized under the laws of North Dakota, or under the laws in any other state, or any Public Power and Irrigation District organized under Chapter 70, Article 6 of the Nebraska Revised Statutes, for the purposes, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and transmitting and selling electric energy, that contracts to purchase electric service from the Cooperative other than as a Class A, B or C Member, may become a Class “D” Member upon complying with Article I, Section 4, and executing a contract to purchase electric service from the Cooperative. Class “D” Members shall be collectively entitled to a single vote in District No. 9.”

Section 3, Membership Fee. The membership fee for each class of membership in the Cooperative shall be as follows:

a. Class "A" Membership:	$500.00
b. Class "B" Membership:	$100.00
c. Class "C" Membership:	$100.00
d. Class “D” Membership:	$100.00
No membership certificate in the Cooperative shall be issued for less than the appropriate membership fee, nor until such membership fee has been fully paid for in cash. No dividend shall be paid upon the fee paid for membership in the Cooperative.
Section 4, Requirements for Membership. Any party eligible for a class of membership as provided for in Article I of these Bylaws, upon payment of the appropriate fee for a class of membership applied for, may become a Member in Basin Electric Power Cooperative by:
a.Executing a written application for the class of membership therein applied for;
b.Agreeing to purchase electric service from the Cooperative or from a Class "A" Member in accordance with the provisions of these Bylaws for the class of membership applied for; and
c.Agreeing to comply with and be bound by the Articles of Incorporation and Bylaws of the Cooperative and any rules and regulations adopted by the Board of Directors.
However, no municipality, association of municipalities, or incorporated cooperative association, except the incorporators of the Cooperative, shall become a Member unless and until it has been accepted for membership by the Board of Directors or the Members. No Member may hold more than one Membership in the Cooperative. Membership in the Cooperative shall not be transferable.
Section 5, Membership Certificates. Certificates representing membership in the Cooperative, shall state the restrictions or limitations upon its ownership voting, transfer or cancellation, and shall contain such other provisions and be in such form as shall be determined by the Board of Directors. Such certificates shall be signed by the President and by the Secretary of the Cooperative and shall be sealed with its seal. Each certificate, among other things, shall state in substance:
a.That no dividends shall be payable upon the issuing price of membership in the Cooperative; provided, however, that this limitation shall not prohibit the payment of patronage credits except as provided in these Bylaws; and
b.That all Members within the same class shall have the same rights, privileges, and duties; and that holders of Class "A" membership shall have one vote, and no more, by a duly authorized representative, as provided in these Bylaws; and
c.That no membership shall be transferable and all certificates thereof shall be surrendered to the Cooperative upon a Member becoming ineligible for membership or upon the expiration of the corporation existence, dissolution or expulsion of the Member holding such certificate.

In case of a lost, destroyed or mutilated certificate, a new certificate may be issued thereafter upon such terms and such indemnity to the Cooperative as the Board of Directors may prescribe.
Section 6, Expulsion of Members. The Board of Directors of the Cooperative may, by the affirmative vote of not less than two-thirds (2/3) of the Members of the Board of Directors, expel any Member of the Cooperative, which shall have willfully violated or refused to comply with any of the provisions of the Articles of Incorporation or the Bylaws of the Cooperative or any rules or regulations promulgated by the Board of Directors or which shall have ceased to engage in or carry on in a substantial degree the business which made it eligible for membership in the Cooperative, or which shall have ceased to engage in or carry on in a substantial degree the business of transmitting, distributing and selling electric energy, or which, shall have failed to pay any debt or obligation due the Cooperative when the same shall have become due and payable.
Any Member so expelled who undertakes to comply with all of the provisions of the Articles of Incorporation, the Bylaws, and all rules and regulations promulgated by the Board of Directors may be reinstated as a Member by a vote of the Members at any annual or special meeting of the Members. Except in the instance of fresh violations or refusals to comply with the provisions of the Articles of Incorporation and of these Bylaws and of any rules or regulations promulgated by the Board of Directors, or the substantial cessation of the business which makes a cooperative eligible for membership in the Cooperative, the action of the Members with respect to any such reinstatement shall be final.
Section 7, Termination of Membership. If (i) the corporate existence of any Member shall expire or such Member shall be dissolved, (ii) any Member shall voluntarily withdraw from membership in the Cooperative, or (iii) any Member should be expelled from the Cooperative, the membership of such Member shall forthwith be canceled. In any such case, the Cooperative shall pay to such Member the value of its membership as shown by the books of the Cooperative on the date of such cancellation, but in no event shall such payment exceed the amount of the original issuing price of such membership. Such payment shall be made within sixty (60) days after the date of such cancellation. Interest shall not, in any case, be paid upon the value of any such membership determined as hereinabove provided.
Section 8, Withdrawal of Membership. Subject to the provisions of Section 7 of this Article I, a Member may withdraw from membership upon compliance with such equitable terms and conditions as the Board of Directors may prescribe; provided, however, that no Member shall be permitted to withdraw until it has met all its contractual obligations to the Cooperative.
Section 9, Non-liability for Debts of Cooperative. The property of the Members of the Cooperative shall not be subject to the payment of the corporate debts of the Cooperative, and no Member shall be individually liable for the corporate debts of the Cooperative except as may otherwise be agreed.
ARTICLE II
Meetings of Members
Section 1, Annual Meeting. Regular Annual Meetings of the Members of the Cooperative shall be held on such date as shall be fixed by the Board of Directors, for the purpose of electing Directors, passing upon reports covering the previous fiscal year and transacting such other business as may come before the meeting. If the election of Directors shall not be held on the day designated herein for any Annual Meeting, or at any adjournment thereof, the Board of Directors shall cause the election to be held at a special meeting of the Members as soon thereafter as conveniently may be. Failure to hold the Annual Meeting at the designated time shall not work a forfeiture or dissolution of the Cooperative.
Section 2, Special Meetings. Special meetings of the Members of the Cooperative may be called by the President or the Board of Directors, and the Board shall do so upon the written demand of at least twenty percent (20%) of the Members.
Section 3, Video Conference Meetings. To the extent authorized by the Board of Directors and subject to any guidelines and procedures adopted by the Board of Directors, an Annual Meeting or Special Meeting of the Members of the Cooperative may be held without a geographic location if the meeting is held utilizing the internet or other electronic communications technology in a manner: a) permitting the Cooperative to verify that a person is the duly authorized representative of a Member, and b) permitting the duly authorized representatives of the Members the opportunity to: i) read and hear the proceedings substantially concurrently as they occur, ii) vote on matters submitted to the Membership, iii) ask questions and iv) make comments.
Section 4, Notice. Each Member shall be entitled to receive not less than thirty (30) days nor more than seventy-five (75) days written notice of the time and place, location or manner of all meetings and of the purpose of all special meetings. The Notice for any Annual Meeting or for any Special Meeting shall contain a copy of proposed amendments to the Articles of Incorporation, amendments to the Bylaws, or any resolutions which would enable the Cooperative to participate in any business purpose not previously authorized. Such notice shall be given by electronic mail directed to the e-mail address of the Member’s general manager or chief executive officer. Notice shall be deemed delivered when sent to the last known e-mail address of the Member’s general manager or chief executive officer as provided by the Cooperative. Information about the electronic mail notice shall be sent by United States mail to the last known address of the Member. Any Member may waive in writing notice of any meeting of the Members.
Section 5, Quorum. Forty percent (40%) of the number of Class "A" Members, plus ten percent (10%) of the Class "C" Members of the Cooperative represented by their duly authorized representatives shall constitute a quorum for the transaction of business at all meetings of the Members of the Cooperative. If less than a majority of the Members shall be so represented at any meeting of the Members, a majority of such representatives present may adjourn the meeting from time to time without further notice.
Section 6, Rules of Order. Except as otherwise provided by law or these Bylaws, all regular and special meetings of the members shall be conducted according to Robert's Rules of Order Newly Revised.
Section 7, Voting. No Member of the Cooperative shall own more than one (1) membership and each Member shall be entitled to one (1) vote and no more in the affairs of the Cooperative, provided, however, when one or more Members merge or consolidate with another Member, the merged or consolidated entity shall be entitled to one (1) vote in the affairs of the Cooperative for each Member which consolidated or merged for a period of three (3) years after the merger or consolidation. At the expiration of the three (3) years, only the remaining Member shall be entitled to vote. Class B members of each Membership district shall be collectively entitled to one (1) vote per district. The vote of each Member of the Cooperative shall be cast by its duly authorized representative, evidenced by an instrument in writing, executed by its President and Secretary under its corporate seal, pursuant to a resolution duly adopted by the Board of Directors. At all meetings of the Members at which a quorum shall be present all elections shall be had and all questions decided by vote of a majority, except as otherwise specifically provided in these Bylaws or by law, of the authorized representatives of the Members present.
Section 8, List of Members Entitled to Vote. The Secretary of the Cooperative shall, at least two (2) days prior to each meeting of the Members of the Cooperative, make a complete list arranged in alphabetical order by district of the Members entitled to vote at such meeting and their respective addresses. Such list shall be produced and kept open at the time and place of each meeting and shall be subject to the inspection of any officer or duly authorized representative of any Member during the time of the meeting.
Section 9, Order of Business. The order of business at the regular Annual Meeting of the Members of the Cooperative and, so far as possible, at all other meetings of the Members, shall be as follows:
a.Call of the roll.
b.Reading of the notice of the meeting, together with the proof of the due giving thereof or the waiver or waivers of notice of such meeting.
c.Presentation and reading of unapproved minutes of previous meetings of the Members and the taking of necessary action thereon.
d.Presentation and consideration of, and acting upon, reports of officers, directors and committees.
e.Election of directors.
f.Unfinished business.
g.New business.
h.Adjournment.
ARTICLE III
Directors - Territorial Districts
Section 1, Districts. The Directors of the Cooperative shall be elected for three (3) year terms from territorial districts. The territorial districts shall be as follows:
District No. 1 (East River): All Members organized under a cooperative or municipal law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Beadle, Bon Homme, Brown, Charles Mix, Clay, Codington, Davison, Day, Deuel, Douglas, Edmunds, Grant, Hughes, Kingsbury, Lake, Lincoln, Moody, or Union Counties, all in South Dakota; or Lincoln, Meeker, Redwood, Renville, Swift, Traverse or Watonwan Counties, Minnesota.

District No. 2 (L&O): All Members organized under a cooperative law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Jackson County, Minnesota; or Lyon or Osceola Counties, Iowa; or Moody County, South Dakota.
District No. 3 (Central Power): All Members organized under a cooperative law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Bottineau, Burleigh, Foster, McHenry, McLean, Sargent or Ward Counties, North Dakota.
District No. 4 (NIPCO): All Members organized under a cooperative or municipal law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Carroll, Crawford, Harrison, Shelby, Sioux or Woodbury Counties, all in Iowa.
District No. 5 (Tri-State): All Members organized under a cooperative law in any state, or Chapter 70 of the Revised Statutes of Nebraska, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Adams, Chaffee, Delta, Denver, Grand, Gunnison, Larimer, La Plata, Lincoln, Montezuma, Morgan, Otero, Phillips, Pueblo, Rio Blanco, Rio Grande or Washington Counties, all in Colorado; Box Butte, Cheyenne, Morrill, Perkins, or Scotts Bluff Counties, all in Nebraska; Cibola, Colfax, Luna, Mora, Otero, Rio Arriba, Sierra, Socorro, Torrance or Union Counties, all in New Mexico; or Big Horn, Carbon, Fremont, Goshen, Laramie, Niobrara, Park or Platte Counties, all in Wyoming.
District No. 6 (Central Montana): All Members organized under a cooperative law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Cascade, Hill, McCone, Park, Phillips, Teton, Toole, Valley or Yellowstone Counties, all in Montana.
District No. 7 (Rushmore): All Members organized under a cooperative law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Bennett, Butte, Custer, Dewey, Jones, Pennington, Todd or Walworth Counties, all in South Dakota.
District No. 8 (Upper Missouri): All Members organized under a cooperative law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Burke, Hettinger, McKenzie, Mercer or Williams Counties, all in North Dakota; or Carter, McCone, Richland, Sheridan, Treasure or Wibaux Counties, all in Montana.
District No. 9: All Members which are Government Agencies, or any Public Power and Irrigation District organized under Chapter 70, Article 6 of the Nebraska Revised

Statutes, or whose principal business is other than the furnishing of electric service for resale whose principal place of business is located other than in the specific areas described in District 1 through 8, 10 and 11.

District No. 10 (Members 1st): All Members organized under the cooperative law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Crook County, Wyoming or Fergus or Rosebud Counties in Montana.

District No. 11 (Corn Belt): All Members organized under a cooperative law in any state, for the purpose, among other things, of constructing, operating and maintaining electric transmission and distribution lines or systems and whose principal place of business is located in Humboldt, Butler, Calhoun, Franklin, Carroll, Grundy, Emmet, Greene or Wright Counties, all in Iowa.
Any such member having a principal place of business in a county included in two such Districts described above may vote in each District for the nomination and election of a Director of this Cooperative. Such Member, however, shall have only one vote at meetings of the Membership; furthermore, no Member shall have more than one of their members serving as a Director of the Cooperative.
Section 2, Amend Description.
In the event of a merger or consolidation of Class C Members, the Secretary of the Cooperative is authorized to amend the description of the District or Districts in which such members are located upon approval by the Board of Directors of a new membership certificate in the name of the merged entity and without further action by the Membership to amend these Bylaws.
Section 3, Nomination and Election of Director.
The Members in such territorial Districts shall nominate and elect one (1) Director to become a member of the Board of Directors of this Cooperative. Except for District No. 9, in each year in which an election is provided for, the board of directors of the Class A Member in each such District shall set the time (which shall be no more than ninety (90) days prior to the Annual Meeting of the Members of this Cooperative) and place for the members of the District to meet and nominate and elect such Director. The secretary of such meeting shall certify the results of such election to this Cooperative at the Annual Meeting of Members. In each year in which an election is provided for, the Members of District No. 9 shall hold a meeting during the Annual Meeting of the Members of this Cooperative to nominate and elect a Director. The secretary of such meeting shall certify the results of such election to this Cooperative.
Except for District No. 9 and Districts authorized by the membership pursuant to Article III, Section 4, no District shall be entitled to elect a Director unless such District shall include an operating federated cooperative of Member distribution Cooperatives with principal places of business located in the enumerated district and providing to its Members the following minimum services and membership:
a.Full time staff service.

b.Central billing under contracts to furnish bulk electric service to its Members.
c.Perform subtransmission facilities planning for delivery of bulk electric service to its Members.
d.Maintain at least (3) Member distribution cooperatives.
e.Hold regular meetings of its Board of Directors, at least quarterly.
Those Member systems that are collectively represented on the federated Cooperative’s Board of Directors as one Membership Class or District shall be entitled to one collective vote in the election of the Director from that territorial District.
Except as otherwise provided, any District which shall not provide the minimum service and membership enumerated herein shall be automatically terminated, and the Members of the Cooperative having principal places of business located within the counties enumerated in said District shall thereafter vote in District No. 9.
Section 4, Increase or Decrease in Membership. In the case of an increase or decrease in the number of Class “A” Members of this Cooperative which limit their membership to similarly organized cooperative associations, municipalities or associations of municipalities, the Bylaws of the Cooperative shall be amended by increasing or decreasing, as the case may be, the number of Districts and the number of Directors, to the end that each such Class “A” Member which limits its membership to similarly organized cooperative associations, municipalities or associations of municipalities shall constitute one District and elect one Director, and that all other cooperative associations, which are Class “A” Member distribution cooperatives or Class “D” Members of this Cooperative shall constitute one District collectively and elect one Director.
ARTICLE IV
Directors
Section 1, General.
a.The business and affairs of the Cooperative shall be managed by a Board of not less than five (5) nor more than fifteen (15) Directors; provided that the Bylaws may authorize the Board of Directors to appoint an executive committee from their own number to exercise such of the powers and functions of the Board as the Board may by resolution prescribe.
b.The Directors from Districts No. 1, 2, 3, 4, 5, 6, 7, 8, 10 and 11 shall be chosen from persons who are directors of both a Class "A" and a Class "C" Member of the Cooperative. The Directors so chosen shall serve for a period of three (3) years as provided in the Bylaws and for so long as they shall be directors of Class "A" and Class "C" Members of the Cooperative, unless sooner removed from office.
c.The Director from District No. 9 shall be chosen from persons who are directors of a Class “A” Member of the Cooperative. The Director so chosen shall serve for a period of three (3) years as provided in the Bylaws and for so long as they shall be directors of a Class “A” Member of the Cooperative, unless sooner removed from office.

The foregoing provision of this Section 1 which requires that a Director be a director of a Class "C" Member shall apply to all persons nominated and elected for the first time to the Board of Directors following the 1984 Annual Meeting of the Cooperative.
Nothing in this section shall affect in any manner whatsoever the validity of any action taken at any meeting of the Board of Directors.
Section 2, Election and Tenure of Office. Directors shall be elected for three (3) year terms and until their respective successors shall have been elected and shall have qualified, in the manner provided in these Bylaws. In the event the Articles of Incorporation of the Cooperative are amended by increasing the number of Directors as provided in Section 4 of Article III, then the number of Districts provided for in these Bylaws shall be increased to provide the same number of Districts as is provided for the number of Directors. No person shall continue to be a Director of the Cooperative after the Member of which such person is a director shall have ceased to be a Member of the Cooperative, or after such person shall have ceased to be a Director of the Member they represent.
Section 3, Vacancy. In the event a vacancy shall occur on the Board of Directors at any time more than ninety (90) days prior to the expiration of the term of the Director whose office is vacated, the Cooperative shall, within thirty (30) days after such vacancy shall occur, notify each Member of the Cooperative which is a member of the District that a vacancy exists in the office of Director for that District. No later than thirty (30) days after the date of such notice, the Members of the Cooperative, which are Members of said District, shall convene in caucus at such time and place as shall be agreeable to no less than sixty percent (60%) of those Members. Sixty percent (60%) of the Members located in said District, present by delegate and eligible to vote shall constitute a quorum for the conduct of business at said caucus. The first order of business at said caucus shall be the election of a Chairman and a Recording Secretary. The caucus shall then elect a nominee to fill the unexpired term of the Director for that District. The Recording Secretary of the caucus shall certify said nominee to the Cooperative. If the nominee of the District caucus shall meet the other qualifications provided in the Bylaws of the Cooperative for the office of Director of the Cooperative, the remaining Members of the Board of Directors of the Cooperative shall appoint said nominee to fill the unexpired term of the Director for that District, and until their successor shall have been elected and qualified.
In the event a vacancy shall occur in the Board of Directors at any time less than ninety (90) days prior to the expiration of the term of office of Director for that District, the vacancy shall be filled by the vote of the Members of the District in the manner otherwise provided for election of Directors.
Section 4, Removal of Directors by Members. Any Member may bring charges against a Director for cause by filing them in writing with the Secretary, together with a petition signed by at least twenty percent (20%) of the Members requesting the removal of the Director in question. The removal shall be voted upon at the next regular or special meeting of the Members. The Director against whom such charges have been brought shall be informed in writing of the charges 30 days prior to the meeting and shall have an opportunity at the meeting to be heard in person or by counsel and to present evidence; and the person or persons bringing the charges against them shall have the same opportunity. Any vacancy pursuant to this Section 4 may be filled in the manner prescribed in Section 3 of Article IV of these Bylaws.

Section 5, General Power. The Board of Directors shall have power to make and adopt such rules and regulations, not inconsistent with these Bylaws of the Cooperative, as it may deem advisable for the management, administration and regulation of the business and affairs of the Cooperative.
Section 6, Compensation. The Directors shall not receive salaries for their services, but by resolution of the Board of Directors, a fixed sum may be allowed any Director not otherwise receiving compensation as hereinafter provided, for attendance at each regular or special meeting of the Board of Directors, and expenses of attendance, if any. Any Director representing the Cooperative on any duty authorized by the Board of Directors other than regular or special meetings of the Board of Directors, shall receive such fixed sum and expenses, if any, as shall be fixed by the Board of Directors. Except in emergencies, no Director shall receive compensation for serving the Cooperative in any other capacity, unless authorized by a vote of the Board of Directors.
Section 7, Conflict of Interest. No person shall be eligible to become or remain a Director or to hold any position of trust in the Cooperative who is in any way employed by or financially interested in a competing enterprise or a business selling electric energy or supplies to the Cooperative. No person shall be eligible to serve on the Board of Directors of the Cooperative if any member of his/her immediate family is then an employee of the Cooperative; and no person shall be eligible to be employed by the Cooperative if he/she is a member of the immediate family of a Director or the General Manager of the Cooperative. For the purpose of this section, the term “immediate family” shall mean spouse, son, daughter, parent, grandchild, grandfather, grandmother, brother, or sister, and shall include such relatives through marriage. Nothing in this section contained shall, or shall be construed to, affect in any manner whatsoever the validity of any action taken at any meeting of the Board of Directors.
Section 8, Accounting Systems and Reports. The Board of Directors shall cause to be established and maintained a complete system of accounts subject to applicable laws, rules, and regulations of any applicable regulatory body. All accounts of the Cooperative may be examined at any time by the Board Audit Committee. The Board of Directors shall also, after the close of each fiscal year, cause a full and complete audit to be conducted of the accounts, books and records of the Cooperative as of the end of such fiscal year. Such audit report shall be submitted to the Members at the following Annual Meeting of Members.
Section 9, Delegate. The Board of Directors shall have full power and authority on behalf of the Cooperative to select one or more of the Directors (a) to attend any meeting of the Members or security holders of another cooperative or other corporation of which the Cooperative may be a member or otherwise hold securities, and (b) to vote on behalf of this Cooperative. At such meeting, the Director or Directors so selected shall possess and may exercise the rights and powers incident to the ownership of such membership certificates or securities as the Cooperative possesses. The Board of Directors may, from time to time, confer or delegate such powers to one or more other persons.
Section 10, Authority to Sell and Encumber. The Board of Directors shall have full power and authority on behalf of the Cooperative to purchase, sell, transfer or encumber any and all membership certificates or other securities of any other cooperative or corporation owned by the Cooperative, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The Board of Directors may, from time to time, confer or delegate such powers to one or more other persons.

ARTICLE V
Meetings of Directors
Section 1, Regular Meetings. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw, immediately after, and at the same place, as each regular Annual Meeting of the Members of the Cooperative. A regular meeting of the Board of Directors shall also be held monthly and at such time and place as the Board may provide by resolution. Such regular monthly meeting may be held without notice other than such resolution fixing the time and place thereof.
Section 2, Special Meetings. Special meetings of the Board of Directors may be called by the President or any three (3) or more Directors. The President or any three or more Directors who shall, pursuant hereto, call a special meeting of the Board of Directors shall fix the time and place for the holding of any such special meeting of the Board of Directors called by them.
Section 3, Notice. Notice of the time, place and purpose of any special meeting shall be given at least two (2) days previous thereto by written notice, delivered personally or mailed to the Directors at their last known address. Any Director may waive notice of any meeting. The attendance of a Director at any meeting shall constitute a waiver of notice of such meeting, except in the event that a Director shall attend a meeting for the express purpose of objecting to the transaction of any business because the meeting shall not have been lawfully called or convened.
With the consent of a Director, notice of the date, time, place or purpose of a regular or special meeting of the Board of Directors may be given to the Director by electronic transmission. Notice under this Section 3 shall be deemed given to the Director when the notice is transmitted to an electronic mail address provided or consented to by the Director for the purpose of receiving notice; (b) posted on an electronic network and a message is sent to the Director at the address provided or consented to by the Director for the purpose of alerting the Director of a posting of such a notice; or (c) communicated to the Director by any other form of electronic transmission consented to by the Director for the purpose of receiving notice.
Section 4, Quorum. A majority of the Board of Directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors; provided, that if less than a majority of the Directors shall be present at said meeting, a majority of the Directors present may adjourn the meeting from time to time without further notice. The act of the majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.
Section 5, Presence at Meetings. Any or all Directors may participate in any meeting of the Board of Directors, or of any duly constituted committee thereof, by any means of communication through which the Directors may simultaneously hear and speak to each other during such meeting. For the purposes of establishing a quorum and taking any action, such Directors participating pursuant to this Section 5 shall be deemed present in person at the meeting.

ARTICLE VI
Officers
Section 1, Officers. The officers of the Cooperative shall be a President, Vice President, Secretary, Assistant Secretary, Treasurer, and such other officers as may be determined by the Board of Directors from time to time. The offices of Secretary and of Treasurer may be held by the same person.
Section 2, Election. The officers of the Cooperative, except one Assistant Secretary, shall be elected by ballot, annually by and from the Board of Directors at the first meeting of the Board of Directors held after each regular meeting of the Members of the Cooperative. One Assistant Secretary may be elected by the Board of Directors, but shall not be required to be a Member of the Board of Directors. Each officer shall hold office until the next Annual Meeting of the Board of Directors and until their successor shall have been chosen and shall qualify, unless removed as hereinafter provided. The Directors may also choose and may remove such officers and employees as they deem proper.
Section 3, Removal. At any meeting called for that purpose, any officer of the Cooperative may be removed by a vote of a majority of the Members of the Cooperative.
Section 4, Vacancy. A vacancy in any office may be filled by the Board of Directors for the unexpired portion of the term.
Section 5, President. The President:
a.Shall be the principal executive officer of the Cooperative and shall preside at all meetings of the Members of the Cooperative and of the Board of Directors;
b.Shall sign, with the Secretary, certificates of membership, the issue of which shall have been authorized by resolution of the Board of Directors, and may sign any deeds, mortgages, deeds of trust, notes, bonds, contracts or other instruments authorized by the Board of Directors to be executed, except in cases in which the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Cooperative, or shall be required by law to be otherwise signed or executed; and
c.In general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Directors from time to time.
Section 6, Vice President. In the absence of the President, or in the event of their inability or refusal to act, the Vice President shall perform the duties of the President, and when so acting, shall have all powers of and be subject to all restrictions upon the President and shall perform such other duties as from time to time may be assigned to them by the Board of Directors.
Section 7, Secretary. The Secretary shall:
a.Keep the minutes of the meetings of the Members and the Board of Directors in one or more books provided for that purpose;
b.See that all notices are duly given in accordance with these Bylaws or as required by law;

c.Be custodian of the corporate records and of the seal of the Cooperative and see that the seal of the Cooperative is affixed to all certificates for membership prior to the issue thereof and to all documents, the execution of which on behalf of the Cooperative under its seal is duly authorized in accordance with the provisions of these Bylaws;
d.Keep a register of the post office address of each Member which shall be furnished to the Secretary by such Member;
e.Sign with the President certificates for membership in the Cooperative, the issue of which, subject to the provisions of these Bylaws, shall have been authorized by resolution of the Board of Directors; and
f.In general perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to them by the Board of Directors.
Section 8, Assistant Secretary. In the absence of the Secretary, or in the event of their inability or refusal to act, the Assistant Secretary shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary and shall perform such other duties as from time to time may be assigned to them by the Board of Directors.
Section 9, Treasurer. The Treasurer shall:
a.Have charge and custody of and be responsible for all funds and securities of the Cooperative;
b.Receive and give receipts for monies due and payable to the Cooperative from any source whatsoever, and deposit all such monies in the name of the Cooperative in such banks as shall be selected in accordance with the provisions of Section 2 of Article X of these Bylaws; and
c.In general perform all the duties incident to the office of Treasurer and such other duties as from time to time may be assigned to them by the Board of Directors.
Section 10, Non-Director Assistant Secretary. Should the Board of Directors elect an Assistant Secretary who is not a Member of the Board of Directors, such Assistant Secretary, in the absence of the Secretary and the Assistant Secretary who is a Member of the Board of Directors, shall perform the duties of the Secretary, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Secretary, and perform such other duties as from time to time may be assigned to them by the Board of Directors.
Section 11, General Manager. The Board of Directors may appoint a General Manager who may be, but who shall not be required to be, a member of any incorporated cooperative association which is a Member of the Cooperative. The Board of Directors may by resolution designate such additional titles as it deems necessary and as permitted by law. The General Manager shall perform such duties as the Board of Directors may from time to time require and shall have such authority as the Board of Directors may from time to time vest in that position. The salary of the General Manager shall be fixed by the Board of Directors.
Section 12, Bonds. The Board of Directors shall require the Treasurer and any Manager and any other officer or employee of the Cooperative charged with responsibility for the custody of any of its funds or property to give bonds for the faithful discharge of their duties, in such form and containing such terms and conditions and with such surety and sureties as the Board of Directors shall determine.
Section 13, Salary. The salaries of the officers of the Cooperative shall be fixed from time to time by the Members, and no officer shall be prevented from receiving such salary by reason of the fact that they are also a Director of the Cooperative. The salaries, duties and terms of employment of all other employees of the Cooperative shall be fixed and determined by the Board of Directors.
Section 14, Fiscal Report. The officers of the Cooperative shall submit at each regular Annual Meeting of the Members reports covering the business of the Cooperative for the previous fiscal year and showing the condition of the Cooperative at the close of such fiscal year.
ARTICLE VII
Board Committees
Section 1, Appointment of Executive Committee. The Board of Directors shall have the power, by resolution, to appoint an Executive Committee consisting of four (4) Members of the Board, two (2) of whom shall be the President and Secretary. The Executive Committee shall hold office at the pleasure of the Board of Directors and shall exercise such powers of the Board as the Board may by resolution delegate to it; and it may be given responsibility for the general direction and management of the Cooperative when the Board of Directors is not in session.
Section 2, Executive Committee Meetings. The Executive Committee shall make rules for the calling of its meetings and the conduct of its business. Three (3) members of the Executive Committee shall constitute a quorum for the transaction of its business. Record of all business transacted at meetings of the Executive Committee shall be kept by the Secretary and preserved with the minutes of the meetings of the Board of Directors and the Members.
Section 3, Audit Committee. The Board of Directors shall establish and maintain an Audit Committee whose principal purpose is to oversee the Cooperative’s and its subsidiaries’ accounting and financial reporting processes, internal systems of control, independent auditor relationships, internal audits and the audits of the consolidated financial statements of the Cooperative and its subsidiaries. The Audit Committee shall consist of a minimum of five (5) members of the Board. The Audit Committee shall have the power and authority to conduct investigations of matters subject to the Audit Committee’s responsibilities, access the Cooperative’s and responsibilities of the Audit Committee shall be as follows: (1) recommend to the Board of Directors the appointment, retention, evaluation, and when appropriate, the termination and replacement of the independent certified public accounting firm to serve as the Cooperative’s outside auditing firm, (2) monitor the Cooperative’s financial reporting process and internal controls, (3) monitor the Cooperative’s compliance with applicable financial laws, rules and regulations, (4) address allegations concerning fraud, financial irregularities or mismanagement and (5) approve contracting for any non-audit services provided to the Cooperative by the independent auditing firm. The minutes of the meetings of the Audit Committee shall be kept and preserved with the minutes of the meetings of the Board of Directors and the Members.
Section 4, Advisory Committees. The Board of Directors shall have the power, by resolution, to appoint one or more Advisory Committees, each consisting of a minimum of three (3)

members of the Board. Advisory Committees may not exercise the authority of the Board of Directors to make decisions on behalf of the Cooperative, but are restricted to making recommendations to the Board of Directors. Each Advisory Committee shall determine its meeting rules and whether minutes shall be kept.
ARTICLE VIII
Non-Profit Operation
Section 1, Interest or Dividends on Capital Prohibited. The Cooperative shall at all times be operated on a cooperative non-profit basis for the mutual benefit of its Members. No interest shall be paid or payable by the Cooperative on any capital furnished by its Members.
Section 2, Patronage Capital in Connection with Furnishing Electric Service. In the furnishing of electric service, the Cooperative's operation shall be so conducted that all Members will, through their patronage, furnish capital for the Cooperative. In order to induce patronage and to assure that the Cooperative will operate on a non-profit basis, the Cooperative is obligated to account on a patronage basis to all its patrons for all amounts received and receivable from the furnishing of electric energy in excess of the sum of (a) operating and maintenance expenses, taxes, depreciation or principal and interest on outstanding obligations, and expenses properly chargeable against the furnishing of electric energy, and (b) to the extent of such amount as may be determined by the Board of Directors, to (i) offset any losses incurred during the current or any prior fiscal year, (ii) to reduce future rates to Members, (iii) abate current charges for electric energy, or (iv) otherwise return such amounts to the Members on a pro-rata basis according to the amount of business done with each Member during the year, provided, however that the Board of Directors shall exclude from the amount returned to any Member, on a pro-rata basis, any amounts attributable to sales to that Member for which the Member waived the right to receive patronage. Any non-operating margins shall be applied to reduce the operating costs and expenses of furnishing electric service. All such amounts in excess of operating costs and expenses are received with the understanding that they are furnished by the patrons as capital. The Cooperative is obligated to pay by credits to a capital account for each Member all such amounts in excess of operating costs and expenses. The books and records of the Cooperative shall be set up and kept in such a manner that at the end of each fiscal year the amount of capital, if any, so furnished by each Member is clearly reflected and credited in an appropriate record to the capital account of each Member, and the Cooperative shall within a reasonable time after the close of the fiscal year notify each Member of the amount of capital so credited to their account.
All such amounts credited to the capital account of any Member shall have the same status as though they had been paid to the patron in cash in pursuance of a legal obligation to do so and the Member had then furnished the Cooperative corresponding amounts for capital.
Subject to the limitations on the use of deferred revenues for the purposes described in this Article VIII, the Board of Directors shall determine the amount of any revenue deferral, not to exceed four hundred fifteen million dollars ($415,000,000.00) and such deferred revenues must be used for purposes described herein within a period of seven (7) years after the revenue is initially collected and deposited.
All other amounts received by the Cooperative from its operations in excess of costs and expenses shall, insofar as permitted by law, be (a) used to offset any losses incurred during the current or any prior fiscal year, and (b) used to fund such reserves for improvement, new construction, depreciation and contingencies as the Board of Directors may prescribe from time to time, and to the extent not needed for those purposes, such amounts received by the Cooperative from its operations in excess of costs and expenses shall be allocated to its patrons on a patronage basis and any amount so allocated shall be included as part of the capital credited to the accounts of Members, as herein provided.
The Board of Directors shall have the power to adopt rules providing for the separate retirement of that portion ("other cooperative portion") of capital credited to the accounts of Members which corresponds to capital credited to the account of the Cooperative by fuel supply or financial services cooperatives of which this Cooperative is a Member. Such rules shall (a) establish a method for determining the other cooperative portion of capital credited to each Member for each applicable fiscal year, (b) provide for separate identification on the Cooperative's books of the other cooperative portion of capital credited to the Cooperative's Members, (c) provide for appropriate notifications to Members with respect to the other cooperative portion of capital credited to their accounts, and (d) preclude a general retirement of the other cooperative portion of capital credited to Members for any fiscal year prior to retirement of such capital credits by such fuel supply or financial services cooperative.
In the event of dissolution or liquidation of the Cooperative, after all outstanding indebtedness of the Cooperative shall have been paid, outstanding capital credits shall be retired without priority on a pro-rata basis before any payments are made on account of property rights of Members. If, at any time prior to the dissolution or liquidation, the Board of Directors shall determine that the financial condition of the Cooperative will not be impaired thereby, the capital then credited to Members’ accounts may be retired in full or in part in the order of priority according to the year in which the capital was furnished and credited, the capital first received by the Cooperative being the first retired. Any such retirements of capital shall be made in accordance with the laws of the state of North Dakota, the Articles of Incorporation, these Bylaws and the financial covenants set forth in the Cooperative’s indenture and other financing agreements, provided however, for any fiscal year after December 30, 2018, to the extent the Cooperative’s consolidated net margin and earnings for the year exceed the targeted consolidated net margin the Board of Directors deems necessary in order to maintain an “A” rating from the nationally recognized statistical rating agencies, the Board of Directors may retire the capital representing such excess, or a portion of such capital, on a last-in, first-out basis, provided such payment is made in the following fiscal year.
Capital credited to the account of each Member shall be assignable only on the books of the Cooperative pursuant to written instruction from the assignor and only to the successors in interest in the business or the physical assets of such patron served by the Cooperative unless the Board of Directors, acting under policies of general application, shall determine otherwise.
The provisions of the first, second, third, fourth and fifth paragraphs of this Section 2 shall not apply to any Member receiving a class of service not requiring contributions of capital.
The Members of the Cooperative, by dealing with the Cooperative, acknowledge that the terms and provisions of the Articles of Incorporation and Bylaws shall constitute and be a contract between the Cooperative and each Member, and both the Cooperative and Members are bound by such contract, as fully as though each Member had individually signed a separate instrument containing such terms and provisions. The provisions of this Article of the Bylaws shall be called to the attention of each Member of the Cooperative by posting in a conspicuous place in the Cooperative's office.
Section 3, Patronage Refunds in Connection with Furnishing Other Services. In the event that the Cooperative should engage in the business of furnishing goods or services other than electric service, to patrons other than those receiving such service under a class of service which does not provide for contributions of capital, all amounts received and receivable therefrom which are in excess of costs and expenses properly chargeable against the furnishing of such goods or services may be used to offset any losses associated with the providing of such goods or services incurred during the current or any prior fiscal year or to fund reserves for improvement, new construction, depreciation and contingencies, all in such amounts as may be determined by the Board of Directors, and the remaining excess amount shall, insofar as permitted by law, be prorated annually on a patronage basis and returned to those Members from whom such amounts were obtained.
Section 4, Capital Credits. All capital credited to the account of each Member shall continue to be the obligation of the Cooperative to such Member until paid or otherwise discharged in accordance with the provisions of the Articles of Incorporation and Bylaws of the Cooperative; provided, however, that should any Member (i) voluntarily withdraw from membership in the Cooperative, (ii) be expelled from the Cooperative, or (iii) be dissolved or have its corporate existence expire other than by reason of merger or consolidation with another Member, the capital credited to the account of such Member shall be forfeited and the amount thereof shall be credited to the capital account of each remaining Member in the proportion which the capital balance in the account of each such Member on such date bears to the total capital balance in the accounts of all such Members on such date.
ARTICLE IX
Fiscal Year
The fiscal year of the Cooperative shall begin on the first (1st) day of January in each year and end on the thirty-first (31st) day of December in each year.
ARTICLE X
Deposits, Checks and Execution of Instruments
Section 1, Checks, Drafts, Etc. All checks, drafts or other orders for the payment of money, notes, bonds or other evidences of indebtedness in the name of the Cooperative shall be signed by such officer or officers, agent or agents, employee or employees of the Cooperative, as may be authorized so to do by the Board of Directors, and in such manner as shall from time to time be determined by resolution of the Board of Directors.
Section 2, Deposits. All funds of the Cooperative shall be deposited from time to time to the credit of the Cooperative in such bank or banks as the Board of Directors may select.
Section 3, Authorization to Contract. The Board of Directors may authorize any officer or officers, agent or agents to enter into any contract or execute and deliver any instrument in the name and on behalf of the Cooperative, and such authority may be general or confined to specific instances.

Section 4, Indemnification of Officers, Directors and Employees; Insurance.
a.The Cooperative shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Cooperative) by reason of the fact that they are or were a Director, officer or employee of the Cooperative, or are or were serving at the request of the Cooperative as a Director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with such action, suit or proceeding if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Cooperative and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of the cooperative, and, with respect to any criminal action or proceeding, had reasonable cause to believe that their conduct was unlawful.
b.The Cooperative shall indemnify any person who was or is a party or is threatened to be made a party to any threatened pending or completed action or suit by or in the right of the Cooperative to procure a judgment in its favor by reason of the fact that they are or were a Director, officer or employee of the Cooperative or are or were serving at the request of the Cooperative as a Director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such action or suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the cooperative and except that no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of their duty to the Cooperative unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
c.To the extent that a Director, officer or employee of an Cooperative has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b), or in defense of any claim, issue or matter therein, they shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by them in connection therewith.
d.Any indemnification under the foregoing provision of this section (unless ordered by a court) shall be made by the Cooperative only as authorized in the specific case upon a determination that indemnification of the Director, officer or employee is proper in the circumstances because they have met the applicable standard of conduct as set forth in subsections (a) and (b). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion, or (iii) by the Members of the Cooperative.
e.Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Cooperative in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the Director, officer or employee to repay such amount unless it shall ultimately be determined that they are entitled to be indemnified by the Cooperative as authorized in this section.
f.The indemnification provided by this section shall not be deemed exclusive of any other rights to which those seeking indemnity may be entitled under any Bylaw, agreement, vote of Members or disinterested Directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.
g.The Cooperative may purchase and maintain insurance on behalf of any person who is or was a Director, officer or employee of the Cooperative, or is or was serving at the request of the Cooperative as a Director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such whether or not the Cooperative would have the power to indemnify them against such liability under the provisions of this section.
ARTICLE XI
Amendments
Except as provided in Article III, Section 2, with respect to amending the description of Districts in the event of merger or consolidation, these Bylaws may be altered, amended or repealed only by the Members at any regular or special meeting. The notice of any meeting of Members at which such action is taken shall contain notice of the proposed alteration, amendment or repeal.
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